SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   September 16, 2011

ADVANCED CELL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

33 LOCKE DRIVE, MARLBOROUGH, MASSACHUSETTS 01752
(Address of principal executive offices, including zip code)

(508) 756-1212
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 8.01  Other Events

On or about September 16, 2011, Alpha Capital Anstalt, a Liechtenstein corporation with its principal place of business in Vaduz, Liechtenstein (“plaintiff”), filed an action against Advanced Cell Technology, Inc. (the “Company”) in the United States District Court for the Southern District of New York, Case No. 11 CIV 6458.  Plaintiff alleges that it is or was a holder of various convertible notes and warrants issued by the Company, and that by reason of certain transactions between the Company and JMJ Financial, Inc. during 2010, the exercise and conversion prices in plaintiff’s convertible notes and warrants should have been reset.  Plaintiff demands a preliminary and permanent injunction directing that the Company deliver to it at least 39,514,859 shares of its common stock, as well as monetary damages in an amount to be determined at trial.  The Company intends to defend against this action vigorously.

Although not currently named as plaintiffs in this or other actions against the Company, in the event all other holders of convertible notes and warrants issued by the Company similarly situated to plaintiff were to file substantially similar actions based upon substantially similar claims and allegations, the Company estimates that the number of shares of common stock such holders of convertible notes could demand would be approximately 8 million, and the number of additional warrants convertible into shares of common stock such holders of warrants could demand would be approximately 380 million.  The total number of shares of common stock of the Company currently outstanding is in excess of 1.62 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

Dated: September 21, 2011
	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Executive Officer